FOR IMMEDIATE RELEASE
10/18/00

Tellabs announces stock repurchase plan

Lisle, Ill. — Tellabs announced Wednesday that its Board of Directors has authorized the repurchase of up to 4 million shares (approximately 1 percent) of the company's outstanding common stock. Subject to price and market conditions, shares will be repurchased from time to time in open and private market transactions.

"At current levels, we believe Tellabs stock represents an attractive investment opportunity for the company," said Tellabs President and CEO Richard C. Notebaert. "Given our strong cash position, this repurchase program is a great way for us to invest in the continuing success of Tellabs and enhance shareholder value."

The program is intended to offset dilution associated with employee stock programs.

Tellabs designs, manufactures, markets and services optical networking, next-generation switching and broadband access solutions. The company also provides professional services that support its solutions. Tellabs' products and services are used worldwide by the providers of communications services. Its stock is listed on the NASDAQ stock market (TLAB).

This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, competitive response, and a downturn in the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

CONTACTS:
John Springer
(630) 378-8289
Thomas P. Scottino
(630) 378-7504

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or in other countries.